Exhibit 99.1

RPM Reports Fiscal 2015 Third-Quarter Results

•	Consumer and industrial segments show solid organic sales increases, dampened by foreign currency exchange losses

•	Full-year guidance for fiscal 2015 at upper end of current range of $2.25 to $2.30 per share, on an as-adjusted basis, despite continued foreign exchange headwind

•	$83.5 million non-cash, net charge for a tax accrual related to possible repatriation of overseas earnings to fund remaining obligations in the SPHC settlement results in as-reported quarterly loss of $57 million, or $0.44 per diluted common share

•	Net income increases 61% and diluted EPS increases 67%, on an as-adjusted basis, over prior-year third-quarter results

MEDINA, OH – April 8, 2015 – RPM International Inc. (NYSE: RPM) today reported record sales for its fiscal 2015 third quarter ended February 28, 2015, but incurred an as-reported loss for the quarter due to a one-time, non-cash net charge for a tax accrual related to the possible repatriation of overseas earnings to fund future obligations for the company’s Specialty Products Holding Corp. (SPHC) settlement.

SPHC and its Bondex subsidiary emerged from bankruptcy on December 23, 2014, following approval of a plan of reorganization by the United States Bankruptcy Court in Delaware and the United States District Court in Delaware. The plan included the establishment of a 524(g) trust to assume their current and future asbestos personal injury liability claims, and absolved SPHC and Bondex from any further asbestos liability. An initial $450.0 million payment was made to the trust using funds from RPM’s revolving line of credit in December 2014.

While SPHC and its operating units continued to be owned by RPM during the bankruptcy process, which began May 31, 2010, their financial results were not included in RPM’s consolidated results. SPHC results were reconsolidated, effective January 1, 2015, and RPM’s fiscal 2015 third-quarter results reflect two months of SPHC operations. SPHC operating units include Day-Glo Color, Dryvit Systems, Kop-Coat, RPM Wood Finishes Group, TCI, ValvTect Petroleum Products and Chemical Specialties Manufacturing.

“We are delighted to have these great management teams and companies back in the fold at RPM. During the period while they were deconsolidated, they demonstrated significant organic growth with current-day sales of more than $400 million on an annualized basis and developed some very exciting new products,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

Third-Quarter Results

Net sales grew 9.6% to $946.4 million in the fiscal 2015 third quarter from $863.4 million in the fiscal 2014 third quarter. Consolidated earnings before interest and taxes (EBIT) were $34.2 million, down 7.9% from $37.2 million a year ago. The as-reported loss for the quarter was $57.3 million, or $0.44

RPM Reports Fiscal 2015 Third-Quarter Results

April 8, 2015

per diluted share, compared to fiscal 2014 third-quarter net income of $16.2 million, or $0.12 per diluted share. Fiscal 2015 third-quarter results reflected the impact of the non-cash, net charge of $83.5 million for the tax accrual.

Excluding the non-cash, net charge, on an as-adjusted basis, fiscal 2015 third-quarter net income grew 61.2% to $26.2 million, or $0.20 per diluted share. This includes approximately $0.05 per share of unfavorable foreign currency impact, and $0.01 per share of dilution attributable to SPHC, due principally to inventory step-up expense and the non-recurring charges associated with the SPHC settlement, which offset the otherwise positive performance from the reconsolidated companies.

Third-Quarter Segment Sales and Earnings

Industrial segment sales grew 10.6% to $620.0 million from $560.5 million in the fiscal 2014 third quarter. Organic sales improved 5.5%, while acquisitions added 12.4%. The reconsolidated SPHC businesses, all of which are in RPM’s industrial segment, are included in acquisition growth. Foreign currency negatively impacted sales by 7.3%. Industrial segment EBIT for the quarter, including $5.0 million in stepped-up inventory expense from SPHC, was $18.2 million, a 19.6% decline from EBIT of $22.7 million a year ago.

“Results from our industrial segment have been mixed. With 50% of this segment’s sales outside of the United States, the rapid strengthening of the U.S. dollar against virtually all other currencies has created significant headwinds. Europe, our largest overseas geography, was nearly flat in revenue growth in local currency,” stated Sullivan. “Our U.S. industrial businesses are performing quite well, with most of them enjoying double-digit sales increases in the quarter.”

Sales in RPM’s consumer segment increased 7.8% to $326.4 million from $302.9 million in the fiscal 2014 third quarter. Organic sales increased 9.1%, while acquisitions added 1.2%. Foreign currency negatively impacted sales by 2.5%. Consumer segment EBIT increased 13.9% to $35.0 million from $30.8 million a year ago.

“Our consumer segment performed well in the quarter, which is consistent with the gradual improvement in residential housing, consumer confidence and discretionary spending. The segment’s performance was also positively impacted by the introduction of several new products for the spring season,” stated Sullivan.

Cash Flow and Financial Position

For the first nine months of fiscal 2015, cash from operations was $24.1 million, compared to $25.9 million in the first nine months of fiscal 2014. Capital expenditures during the current nine-month period of $47.3 million compare to depreciation of $45.9 million over the same time. Total debt at the end of the first nine months of fiscal 2015 was $1.87 billion and includes the $450.0 million 524(g) trust payment from the revolving credit facility in December 2014. Total debt a year ago was $1.39 billion and $1.35 billion at the end of fiscal 2014. RPM’s net (of cash) debt-to-total capitalization ratio was 57.2%, compared to 47.3% at February 28, 2014. During the third quarter, the company repurchased 550,000 shares of its stock in the open market with a cost of approximately $26 million.

RPM Reports Fiscal 2015 Third-Quarter Results

April 8, 2015

“At February 28, 2015, RPM’s total liquidity, including cash and long-term committed available credit, was $648 million,” Sullivan stated. “We continue our search for strong acquisition candidates that complement our existing product lines and expand RPM’s geographic presence, as reflected in the Rust-Oleum Group acquisition of Spraymate Group in South Africa, which took place subsequent to the end of the third quarter,” stated Sullivan.

Nine-Month Results

Nine-month net sales grew 3.9% to $3.22 billion from $3.10 billion a year ago. Consolidated EBIT was $318.0 million, up slightly from $317.6 million a year ago. Reported net income of $111.5 million, or $0.84 per diluted share, declined 39.0% from net income of $182.9 million, or $1.37 per diluted share, in the year-ago period. Excluding the third-quarter non-cash, net charge in fiscal 2015, net income improved 6.6% to $195.0 million, or $1.44 per diluted share.

Nine-Month Segment Sales and Earnings

Sales for RPM’s industrial segment increased 5.6%, to $2.11 billion from a reported $2.00 billion in the fiscal 2014 first nine months. Organic sales increased 4.6%, while acquisitions added 4.2%. Foreign currency negatively impacted sales by 3.2%. Industrial segment EBIT of $202.3 million declined 2.1% from EBIT of $206.7 million in the first nine months of fiscal 2014.

In the consumer segment, nine-month sales increased 0.9% to $1.11 billion from $1.10 billion in the first nine months of fiscal 2014. Organic sales improved 0.7%, while acquisitions added 1.3%. Foreign currency negatively impacted sales by 1.1%. Consumer segment EBIT improved 4.9%, to $173.3 million from $165.1 million in the first nine months a year ago.

Business Outlook

“For the fourth quarter of our fiscal year, we expect our consumer segment to benefit from continued innovation and consistent growth in consumer DIY spending. In our industrial segment, we do not see a near-term turnaround in the European economies and expect a very strong U.S. dollar to continue negatively impacting results,” stated Sullivan. “Our businesses serving the energy sector are beginning to see the effects of a slowdown in production due to the decline in oil prices. However, we do expect continued positive momentum in our businesses serving the U.S. commercial construction markets.”

“Based on these factors, along with an anticipated benefit from the SPHC companies in the fourth quarter, we expect to be at the upper end of our current EPS guidance range of $2.25 to $2.30 per share for the full 2015 fiscal year, on an as-adjusted basis.”

“From a longer-term perspective, we are optimistic given the return of our SPHC businesses and the elimination of their asbestos liability. We can now accelerate growth investments in our businesses and more aggressively return capital to shareholders when appropriate,” stated Sullivan.

RPM Reports Fiscal 2015 Third-Quarter Results

April 8, 2015

Webcast and Conference Call Information

Management will host a conference call to discuss the results beginning at 10:00 a.m. EDT the same day. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on April 8, 2015 until 11:59 p.m. EDT on April 15, 2015. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 38349285. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services for both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Day-Glo, Dryvit and Euclid Chemical. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2014, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	As Reported				Adjusted (1)
	Three Months Ended		Nine Months Ended		Three Months Ended	Nine Months Ended
	February 28,		February 28,		February 28,
	2015	2014	2015	2014	2015	2015
Net Sales	$946,367	$863,410	$3,221,391	$3,099,571	$946,367	$3,221,391
Cost of sales	566,629	505,384	1,879,317	1,784,528	566,629	1,879,317

Gross profit	379,738	358,026	1,342,074	1,315,043	379,738	1,342,074
Selling, general & administrative expenses	346,171	322,205	1,027,585	1,000,712	346,171	1,027,585
Interest expense	21,493	19,740	60,312	61,274	21,493	60,312
Investment (income), net	(7,693)	(7,751)	(16,554)	(13,650)	(7,693)	(16,554)
Other (income), net	(660)	(1,353)	(3,524)	(3,278)	(660)	(3,524)

Income before income taxes	20,427	25,185	274,255	269,985	20,427	274,255
Provision for income taxes	99,379	8,274	174,512	77,771	(6,847)	68,286

Net (loss) income	(78,952)	16,911	99,743	192,214	27,274	205,969
Less: Net (loss) income attributable to noncontrolling interests	(21,604)	690	(11,754)	9,333	1,118	10,968

Net (loss) income attributable to RPM International Inc. Stockholders	$(57,348)	$16,221	$111,497	$182,881	$26,156	$195,001

(Loss) earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$(0.44)	$0.12	$0.84	$1.38	$0.20	$1.47

Diluted	$(0.44)	$0.12	$0.84	$1.37	$0.20	$1.44

Average shares of common stock outstanding - basic	129,795	129,453	130,039	129,407	129,795	130,039

Average shares of common stock outstanding - diluted	129,795	129,453	134,995	131,569	129,795	134,995

(1)	See attached page for reconciliation from As Reported to Adjusted figures.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	As Reported
	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Net Sales:
Industrial Segment	$619,997	$560,537	$2,112,230	$2,000,476
Consumer Segment	326,370	302,873	1,109,161	1,099,095

Total	$946,367	$863,410	$3,221,391	$3,099,571

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$16,558	$20,284	$196,131	$199,259
Interest (Expense), Net (b)	(1,684)	(2,413)	(6,215)	(7,475)

EBIT (c)	$18,242	$22,697	$202,346	$206,734

Consumer Segment
Income Before Income Taxes (a)	$35,049	$30,794	$173,280	$165,231
Interest (Expense), Net (b)	6	25	(6)	90

EBIT (c)	$35,043	$30,769	$173,286	$165,141

Corporate/Other
(Expense) Before Income Taxes (a)	$(31,180)	$(25,893)	$(95,156)	$(94,505)
Interest (Expense), Net (b)	(12,122)	(9,601)	(37,537)	(40,239)

EBIT (c)	$(19,058)	$(16,292)	$(57,619)	$(54,266)

Consolidated
Income Before Income Taxes (a)	$20,427	$25,185	$274,255	$269,985
Interest (Expense), Net (b)	(13,800)	(11,989)	(43,758)	(47,624)

EBIT (c)	$34,227	$37,174	$318,013	$317,609

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended February 28, 2015
	AS REPORTED	Adjustments		ADJUSTED
Net Sales	$946,367	$—		$946,367
Cost of sales	566,629	—		566,629

Gross profit	379,738	—		379,738
Selling, general & administrative expenses	346,171	—		346,171
Interest expense	21,493			21,493
Investment expense (income), net	(7,693)			(7,693)
Other expense (income), net	(660)	—		(660)

Income before income taxes	20,427	—		20,427
Provision for income taxes	99,379	(106,226	) (1)	(6,847)

Net income (loss)	(78,952)	106,226		27,274
Less: Net (loss) income attributable to noncontrolling interests	(21,604)	22,722	(1)	1,118

Net (loss) income attributable to RPM International Inc. Stockholders	$(57,348)	$83,504		$26,156

(Loss) earnings per share attributable to RPM International Inc. Stockholders:
Basic	$(0.44)	$0.64		$0.20

Diluted	$(0.44)	$0.64		$0.20

(1)	Reflects adjustments related to the recognition of an ASC 740-30 tax liability for the potential repatriation of foreign earnings and related impact on NCI Net Income.

	Nine Months Ended February 28, 2015
	AS REPORTED	Adjustments		ADJUSTED
Net Sales	$3,221,391	$—		$3,221,391
Cost of sales	1,879,317	—		1,879,317

Gross profit	1,342,074	—		1,342,074
Selling, general & administrative expenses	1,027,585	—		1,027,585
Interest expense	60,312	—		60,312
Investment (income), net	(16,554)	—		(16,554)
Other expense (income), net	(3,524)	—		(3,524)

Income before income taxes	274,255	—		274,255
Provision for income taxes	174,512	(106,226	) (1)	68,286

Net income	99,743	106,226		205,969
Less: Net (loss) income attributable to noncontrolling interests	(11,754)	22,722	(1)	10,968

Net income attributable to RPM International Inc. Stockholders	$111,497	$83,504		$195,001

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.84	$0.63		$1.47

Diluted	$0.84	$0.60		$1.44

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	February 28, 2015	February 28, 2014	May 31, 2014
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$220,390	$216,001	$332,868
Trade accounts receivable	823,126	735,141	901,587
Allowance for doubtful accounts	(25,975)	(29,988)	(27,641)

Net trade accounts receivable	797,151	705,153	873,946
Inventories	724,116	634,583	613,644
Deferred income taxes	32,258	38,310	22,281
Prepaid expenses and other current assets	262,522	157,351	219,556

Total current assets	2,036,437	1,751,398	2,062,295

Property, Plant and Equipment, at Cost	1,224,640	1,162,961	1,191,676
Allowance for depreciation and amortization	(656,328)	(656,169)	(658,871)

Property, plant and equipment, net	568,312	506,792	532,805

Other Assets
Goodwill	1,201,112	1,142,186	1,147,374
Other intangible assets, net of amortization	603,398	464,486	459,536
Deferred income taxes, non-current	6,819	5,449	7,943
Other	155,125	168,943	168,412

Total other assets	1,966,454	1,781,064	1,783,265

Total Assets	$4,571,203	$4,039,254	$4,378,365

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$379,975	$336,692	$525,680
Current portion of long-term debt	151,531	5,957	5,662
Accrued compensation and benefits	117,773	130,583	173,846
Accrued loss reserves	21,808	21,784	27,487
Other accrued liabilities	191,813	192,327	204,411

Total current liabilities	862,900	687,343	937,086

Long-Term Liabilities
Long-term debt, less current maturities	1,716,580	1,382,478	1,345,965
Other long-term liabilities	706,915	430,697	466,659
Deferred income taxes	51,015	53,821	50,061

Total long-term liabilities	2,474,510	1,866,996	1,862,685

Total liabilities	3,337,410	2,554,339	2,799,771

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,236; 133,250; 133,273)	1,332	1,332	1,333
Paid-in capital	852,559	794,568	790,102
Treasury stock, at cost	(121,312)	(82,178)	(85,400)
Accumulated other comprehensive (loss)	(344,576)	(165,409)	(156,882)
Retained earnings	843,647	756,891	833,691

Total RPM International Inc. stockholders’ equity	1,231,650	1,305,204	1,382,844
Noncontrolling interest	2,143	179,711	195,750

Total equity	1,233,793	1,484,915	1,578,594

Total Liabilities and Stockholders’ Equity	$4,571,203	$4,039,254	$4,378,365

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28, 2015	February 28, 2014
Cash Flows From Operating Activities:
Net income	$99,743	$192,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	45,870	43,706
Amortization	25,961	23,616
Reversal of contingent consideration obligations	(19,180)
Deferred income taxes	93,274	(1,422)
Stock-based compensation expense	22,443	15,541
Other	(1,779)	(2,143)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	72,633	86,480
(Increase) in inventory	(83,257)	(82,572)
Increase in prepaid expenses and other current and long-term assets	435	3,885
(Decrease) in accounts payable	(147,979)	(145,393)
(Decrease) in accrued compensation and benefits	(53,593)	(23,935)
(Decrease) in accrued loss reserves	(7,579)	(5,804)
(Decrease) in contingent payment		(63,014)
Increase in other accrued liabilities	18,801	6,576
Other	(41,678)	(21,832)

Cash Provided By Operating Activities	24,115	25,903

Cash Flows From Investing Activities:
Capital expenditures	(47,293)	(54,277)
Acquisition of businesses, net of cash acquired	(433,885)	(39,248)
Purchase of marketable securities	(35,033)	(37,909)
Proceeds from sales of marketable securities	41,308	45,306
Other	13,126	6,178

Cash (Used For) Investing Activities	(461,777)	(79,950)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	526,585	262,211
Reductions of long-term and short-term debt	(10,609)	(231,137)
Cash dividends	(101,541)	(93,763)
Repurchase of stock	(35,912)	(9,685)
Payments of acquisition related contingent consideration	(24,750)
Other	1,969	(233)

Cash Provided By (Used For) Financing Activities	355,742	(72,607)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(30,558)	(899)

Net Change in Cash and Cash Equivalents	(112,478)	(127,553)
Cash and Cash Equivalents at Beginning of Period	332,868	343,554

Cash and Cash Equivalents at End of Period	$220,390	$216,001